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                                                                    EXHIBIT 99.2

                            TENNECO AUTOMOTIVE INC.
                        (FORMERLY KNOWN AS TENNECO INC.)

                               OFFER TO EXCHANGE
             11 5/8% SENIOR SUBORDINATED NOTES DUE 2009, SERIES B,
                        WHICH HAVE BEEN REGISTERED UNDER
                    THE SECURITIES ACT OF 1933, AS AMENDED,
                         FOR ALL ISSUED AND OUTSTANDING
              11 5/8% SENIOR SUBORDINATED NOTES DUE 2009, SERIES A

To: Brokers, Dealers, Commercial Banks,
    Trust Companies and Other Nominees:

     Tenneco Automotive Inc., formerly known as Tenneco Inc. (the "Company"), is offering, subject to the terms and conditions set forth in the Prospectus, dated
          ,   (the "Prospectus"), to exchange (the "Exchange Offer") an
aggregate principal amount of up to $500,000,000 of the Company's 11 5/8% Senior Subordinated Notes due 2009, Series B (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of the Company's issued and outstanding 11 5/8% Senior Subordinated Notes due 2009, Series A (the "Outstanding Notes"). The Outstanding Notes were issued on October 14, 1999 in offerings under Rule 144A and Regulation S of the Securities Act that were not registered under the Securities Act. The Exchange Offer is being extended to all holders of the Outstanding Notes in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated as of October 14, 1999, among the Company, the guarantors named therein, Salomon Smith Barney Inc. and the other initial purchasers named therein. The New Notes are substantially identical to the Outstanding Notes, except that the transfer restrictions and registration rights applicable to the Outstanding Notes generally do not apply to the New Notes. See "The Exchange Offer" in the Prospectus.

     We are requesting that you contact your clients for whom you hold Outstanding Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Outstanding Notes registered in your name or in the name of your nominee, or who hold Outstanding Notes registered in their own names, we are enclosing the following documents:

          1. Prospectus dated           ,      ;

          2. The Letter of Transmittal for your use and for the information of your clients;

          3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if (a) certificates for the Outstanding Notes are not immediately available, (b) time will not permit the certificates for the Outstanding Notes or other required documents to reach the Exchange Agent before the expiration of the Exchange Offer or (c) the procedure for book-entry transfer cannot be completed prior to the expiration of the Exchange Offer;

          4. A form of letter which may be sent to your clients for whose account you hold Outstanding Notes registered in your name or the name of your nominee, with space provided for obtaining the clients' instructions with respect to the Exchange Offer;

          5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          6. Return envelopes addressed to The Bank of New York, the Exchange Agent for the Exchange Offer.

     YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT 5:00
P.M., NEW YORK CITY TIME, ON           ,      , UNLESS THE EXCHANGE OFFER IS
EXTENDED (AS IT MAY BE EXTENDED, THE "EXPIRATION TIME"). OUTSTANDING NOTES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION TIME.
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     Unless a holder of Outstanding Notes complies with the procedures described in the Prospectus under the caption "The Exchange Offer -- Guaranteed Delivery Procedures," the holder must do one of the following prior to the Expiration
Time to participate in the Exchange Offer:

     - tender the Outstanding Notes by sending the certificates for the Outstanding Notes, in proper form for transfer, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, and all other documents required by the Letter of Transmittal, to The Bank of New York, as Exchange Agent, at one of the addresses listed in the Prospectus under the caption "The Exchange
       Offer -- Exchange Agent"; or

     - tender the Outstanding Notes by using the book-entry procedures described in the Prospectus under the caption "The Exchange Offer -- Procedures for Tendering" and transmitting a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent's Message (as defined below) instead of the Letter of Transmittal, to the Exchange Agent.

In order for a book-entry transfer to constitute a valid tender of Outstanding Notes in the Exchange Offer, the Exchange Agent must receive a confirmation of book-entry transfer (a "Book-Entry Confirmation") of the Outstanding Notes into the Exchange Agent's account at The Depository Trust Company prior to the Expiration Time. The term "Agent's Message" means a message, transmitted by The Depository Trust Company and received by the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that The Depository Trust Company has received an express acknowledgment from the tendering holder of Outstanding Notes that the holder has received and has agreed to be bound by the Letter of Transmittal.

     If a registered holder of Outstanding Notes wishes to tender the Outstanding Notes in the Exchange Offer, but (a) the certificates for the Outstanding Notes are not immediately available, (b) time will not permit the certificates for the Outstanding Notes or other required documents to reach the Exchange Agent before the Expiration Time, or (c) the procedure for book-entry transfer cannot be completed before the Expiration Time, a tender of Outstanding Notes may be effected by following the Guaranteed Delivery Procedures described in the Prospectus under the caption "The Exchange Offer -- Guaranteed Delivery Procedures."

     The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Outstanding Notes held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all stock transfer taxes applicable to the exchange of Outstanding Notes in the Exchange Offer, except as set forth in Instruction 13 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to The Bank of New York, the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal.

                                            Very truly yours,

                                            TENNECO AUTOMOTIVE INC.

     NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures